Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Media: Robert Zimmerman 203-359-5131 Investors: Michael Weitz 203-352-8642
WWE® Reports 2009 First Quarter Results
STAMFORD, Conn., May 7, 2009 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2009. Revenues totaled $107.8 million as compared to $162.6 million in the comparable prior year quarter. Operating income was $16.7 million as compared to $27.1 million in the prior year quarter. Net income was $10.3 million, or $0.14 per share, as compared to $19.5 million, or $0.27 per share, in the prior year quarter.
“During the quarter, our core businesses performed relatively well, delivering operating income essentially flat with the prior year on an adjusted basis,” stated Linda McMahon, Chief Executive Officer. “Our first quarter results reflected our successful efforts to improve operating efficiency. Our work to transform the Company in this way resulted in a significant reduction in operating expenses and a marked increase in profit margins. We believe the changes we have made position us to leverage the power of our global brands and to deliver even stronger financial performance in a challenging economic environment.”
“Subsequent to the quarter, our 25th anniversary production of WrestleMania® set a record as the highest grossing live event in WWE history, attracting more than 70,000 fans and recording approximately 1 million pay-per-view buys for WWE.”
Comparability of Results
WrestleMania XXV occurred on April 5, 2009, and consequently will be included in our second fiscal quarter financial results. However, WrestleMania XXIV occurred on March 31, 2008 and was included as part of our first quarter results in 2008. WrestleMania XXIV contributed approximately $31.3 million of revenues, $7.1 million of profit contribution ($4.6 million, net of tax) and $0.06 of EPS from across our various business lines in the first quarter of 2008. For comparative purposes, pro forma schedules excluding the impact of WrestleMania XXIV have been provided in the supplemental information included in this release.

Results By Business Segment
The following tables reflect net revenues by segment and by region for the three months ended March 31, 2009 and March 31, 2008. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues	2009	2008
Live and Televised Entertainment	$64.1	$99.8
Consumer Products	33.1	43.4
Digital Media	6.9	8.1
WWE Studios	3.7	11.3

Total	$107.8	$162.6

	Three Months Ended
	March 31,	March 31,
Net Revenues by Region	2009	2008
North America	$83.8	$128.7
Europe, Middle East & Africa (EMEA)	16.1	23.2
Asia Pacific (APAC)	6.2	9.0
Latin America	1.7	1.7

Total	$107.8	$162.6

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $64.1 million for the current quarter as compared to $99.8 million in the prior year quarter. The 36% decline in revenues primarily reflects the $31.3 million timing difference for WrestleMania previously discussed.
•	Live Event revenues were $18.0 million as compared to $24.6 million in the prior year quarter, primarily due to the timing of WrestleMania XXIV. WrestleMania XXIV generated approximately $5.9 million in revenue in the prior year quarter.
•	There were 87 events, including four international events, during the current quarter as compared to 74 events, including eight international events, in the prior year quarter.

•	North American events generated $17.0 million of revenues from 83 events as compared to $21.8 million from 66 events in the prior year quarter. North American average attendance was approximately 6,100 in the current quarter as compared to 7,200 in the prior year, a decrease of approximately 15%. The average ticket price for North American events was $33.54 in the current quarter as compared to $45.39 in the prior year. Excluding the impact of WrestleMania XXIV in the prior year quarter, revenues were $18.7 million, North American average attendance was 6,300 and average ticket price was $38.08.

•	International events generated approximately $1.0 million of revenues as compared to $2.8 million in the prior year quarter. All 4 international events in the current period were structured as buy-out deals with guaranteed fixed revenues as compared to 6 of the 8 international events being structured as buy-out deals in the prior year quarter. Average international attendance in the current quarter increased by approximately 3% to 9,300.
•	Pay-Per-View revenues were $13.6 million as compared to $41.2 million in the prior year quarter. There were two Pay-Per-View events produced in the current year quarter as compared to three in the prior year quarter. As discussed above, WrestleMania XXIV generated approximately $23.8 million in the first quarter of fiscal 2008.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	March 31, 2009	March 31, 2008

Royal Rumble®	450	533
No Way Out®	272	329
WrestleMania XXIV	—	1,058

Prior events	96	113

Total	818	2,033

•	Venue Merchandise revenues were $4.6 million as compared to $5.6 million in the prior year quarter. The decrease is due to lower per capita spending of $9.29 in the current quarter as compared to $11.20 in the prior year quarter. Excluding the impact of WrestleMania XXIV, revenues were $4.3 million and per capita spending was $9.87 in the prior year quarter.

•	Television Rights Fees revenues were $24.9 million as compared to $24.0 million in the prior year quarter.

•	WWE 24/7 Classics on Demand™ revenues were $1.5 million as compared to $1.6 million in the prior year quarter.
Consumer Products
Revenues from our Consumer Products businesses were $33.1 million versus $43.4 million in the prior year quarter, representing a 24% decrease.
•	Home Video net revenues were $9.2 million as compared to $14.0 million in the prior year quarter. The decrease in Home Video revenues primarily reflects the release of two fewer titles than the prior year and a reduction in the sale of titles from our catalog. DVD shipments declined 23% to approximately 912,000 units in the current period.

•	Licensing revenues were $19.8 million as compared to $26.2 million in the prior year quarter, primarily reflecting lower video game and toy sales. Video game revenues declined by $5.7 million, while revenues related to toys declined by approximately $0.6 million in the current quarter.

•	Magazine publishing net revenues were $3.5 million as compared to $2.9 million in the prior year quarter, reflecting $0.5 million associated with our WWE Kids Magazine in the current year quarter. WWE Kids Magazine’s first issue was distributed in the second quarter of the prior year.
Digital Media
Revenues from our Digital Media related businesses were $6.9 million as compared to $8.1 million in the prior year, representing a 15% decrease.
•	WWE.com revenues were $3.9 million as compared to $4.5 million in the prior year quarter, reflecting a decline in online advertising revenues.

•	WWEShop revenues were $3.0 million as compared to $3.6 million in the prior year quarter. The average revenue per order decreased slightly to $49.63, as compared to $51.17 in the prior year quarter, while the number of orders declined by 12% to approximately 60,000.
WWE Studios
We recorded revenue of $3.7 million in the current quarter related to our three theatrical releases, See No Evil, The Marine, and The Condemned, as compared to $11.3 million in the prior year quarter. During the first quarter we released our fourth feature film, 12 Rounds, which generated approximately $11.8 million in domestic box office receipts through May 3, 2009. During the current quarter we also released one Direct-to-DVD film, Behind Enemy Lines: Colombia.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution decreased to $51.4 million in the current quarter as compared to $62.6 million in the prior year quarter, reflecting the absence of approximately $7.1 million in WrestleMania XXIV related profit, which was reported in the prior year quarter. Total profit contribution margin increased to approximately 48% as compared to 39% in the prior year quarter, reflecting improved margins in our Live and Televised Entertainment and WWE Studios segments. Excluding the impact of WrestleMania, the profit contribution margin in the prior year quarter was 42%.
Selling, general and administrative expenses
SG&A expenses were $30.9 million for the current quarter as compared to $33.0 million in the prior year quarter, reflecting decreases in advertising and travel expenses, offset in part by approximately $2.2 million of restructuring related expenses associated with our headcount reduction that occurred in January 2009.

EBITDA
EBITDA was approximately $20.5 million in the current quarter as compared to $29.6 million in the prior year quarter. Excluding the impact of WrestleMania and restructuring charge, adjusted EBITDA was $22.8 million as compared to $22.5 million in the prior year quarter.
Investment and Other (Expense) Income
The decline in investment income in the current quarter reflects lower average investment balances and interest rates. Other expenses reflect realized translation losses and the revaluation of warrants held with licensees.
Effective tax rate
In the current quarter, the effective tax rate was 35% as compared to 30% in the prior year quarter. The prior year quarter reflected the recognition of certain state tax benefits.
Cash Flows
Net cash provided by operating activities was $47.3 million for the three months ended March 31, 2009 as compared to $15.0 million in the prior year period. This increase was driven by the timing of WrestleMania, feature film investments and changes in working capital, including changes in the Company’s tax position. Capital expenditures were $1.5 million for the current period as compared to $9.7 million in the prior year period.
Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website — corporate.wwe.com.
Note: World Wrestling Entertainment, Inc. will host a conference call on May 7, 2009 at 11:00 a.m. ET to discuss the Company’s earnings results for first quarter of 2009. All interested parties can access the conference call by dialing 800-895-0198 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets;

uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008

Net revenues	$107,825	$162,632

Cost of revenues	56,437	100,018
Selling, general and administrative expenses	30,857	33,025
Depreciation and amortization	3,783	2,472

Operating income	16,748	27,117

Investment income, net	616	1,745
Interest expense	(91)	(110)
Other expense, net	(1,325)	(676)

Income before income taxes	15,948	28,076

Provision for income taxes	5,626	8,551

Net income	$10,322	$19,525

Earnings per share — Basic and Diluted:
Net income	$0.14	$0.27

Shares used in per share calculations:
Basic	73,476	72,298

Diluted	73,899	73,020

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:

Cash and equivalents	$135,051	$119,655
Short-term investments	68,142	57,686
Accounts receivable, net	53,283	60,133
Inventory, net	4,044	4,958
Prepaid expenses and other current assets	20,273	37,596

Total current assets	$280,793	$280,028

PROPERTY AND EQUIPMENT, NET	90,411	92,367

FEATURE FILM PRODUCTION ASSETS	30,145	31,657

INVESTMENT SECURITIES	22,292	22,299

INTANGIBLE ASSETS, NET	841	1,184

OTHER ASSETS	2,584	1,875

TOTAL ASSETS	$427,066	$429,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,022	$1,002
Accounts payable	20,705	18,334
Accrued expenses and other liabilities	28,629	27,121
Deferred income	13,837	11,875

Total current liabilities	64,193	58,332

LONG-TERM DEBT	3,609	3,872
NON-CURRENT TAX LIABILITY	7,663	7,232

STOCKHOLDERS’ EQUITY:
Class A common stock	252	252
Class B common stock	477	477
Additional paid-in capital	318,948	317,105
Accumulated other comprehensive income	1,441	1,171
Retained earnings	30,483	40,969

Total stockholders’ equity	351,601	359,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$427,066	$429,410

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2009	2008
OPERATING ACTIVITIES:
Net income	$10,322	$19,525
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	1,574	9,453
Revaluation of warrants	858	575
Depreciation and amortization	3,783	2,472
Realized loss on sale of investments	—	348
Amortization of investment income	288	(26)
Stock compensation costs	1,132	2,851
Provision for doubtful accounts	477	109
Provision for inventory obsolescence	393	881
Benefit from deferred income taxes	(484)	(674)
Excess tax benefit from stock-based payment arrangements	—	(562)
Changes in assets and liabilities:
Accounts receivable	6,372	(29,121)
Inventory	522	(1,375)
Prepaid expenses and other assets	4,023	2,226
Feature film production assets	(223)	(4,371)
Accounts payable	2,371	(2,048)
Accrued expenses and other liabilities	13,824	16,573
Deferred income	2,086	(1,799)

Net cash provided by operating activities	47,318	15,037

INVESTING ACTIVITIES:
Purchase of property and equipment	(1,484)	(9,701)
Purchase of investments	(10,168)	(88,500)
Proceeds from sales or maturities of investments	—	143,634

Net cash (used in) provided by investing activities	(11,652)	45,433

FINANCING ACTIVITIES:
Repayments of long-term debt	(245)	(226)
Dividends paid	(20,454)	(20,203)
Issuance of stock, net	429	378
Proceeds from exercise of stock options	—	3,574
Excess tax benefit from stock-based compensation arrangements	—	562

Net cash used in financing activities	(20,270)	(15,915)

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,396	44,555
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	119,655	135,805

CASH AND CASH EQUIVALENTS, END OF PERIOD	$135,051	$180,360

World Wrestling Entertainment, Inc.
Supplemental Information- Pro forma Income Statement
Excluding Impact of WrestleMania 24
(dollars in millions)
(Unaudited)

	2009	2008	WM 24	2008 Q1
	Q1	Q1	Q1	Pro forma
Revenues:

Live & Televised Entertainment

Live Events	$18.0	$24.6	$5.9	$18.7
Venue Merchandise	4.6	5.6	1.3	4.3
Pay-Per-View	13.6	41.2	23.8	17.4
Television Rights Fees	24.9	24.0	—	24.0
Television Advertising	1.4	1.4	—	1.4
WWE 24/7 & Other	1.6	3.0	0.3	2.7

Total Live & Televised Entertainment	64.1	99.8	31.3	68.5

Consumer Products	33.1	43.4	—	43.4

Digital Media	6.9	8.1	—	8.1

WWE Studios	3.7	11.3	—	11.3

Total Revenues	$107.8	$162.6	$31.3	$131.3

Profit Contribution

Live & Televised Entertainment	$25.7	$29.7	$7.1	$22.6
Consumer Products	20.9	27.6	—	27.6
Digital Media	2.6	3.4	—	3.4
WWE Studios	2.2	1.9	—	1.9

PROFIT CONTRIBUTION	$51.4	$62.6	$7.1	$55.5

Selling, General & Administrative	30.9	33.0	—	33.0

Depreciation & Amortization	3.8	2.5	—	2.5

Operating Income	$16.7	$27.1	$7.1	$20.0

Investment, interest and other (expense) income, net	(0.8)	1.0	—	1.0

Income before taxes	$15.9	$28.1	$7.1	$21.0

Provision for income taxes	5.6	8.6	2.5	6.1

Net income	$10.3	$19.5	$4.6	$14.9

EPS basic and diluted	$0.14	$0.27	$0.06	$0.21

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008

Net income reported on U.S. GAAP basis	$10,322	$19,525

Provision for income taxes	5,626	8,551
Investment, interest and other expense (income), net	800	(959)

Depreciation and amortization	3,783	2,472

EBITDA	$20,531	$29,589

Non-GAAP Measure:
EBITDA is defined as net income before investment, interest and other income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information —
Adjusted Operating Income and Adjusted EBITDA
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008
Operating Income reported on U.S. GAAP basis	$16,748	$27,117
Restructuring Charge	2,219	—
WrestleMania XXIV Operating Income	—	(7,100)

Adjusted Operating Income	$18,967	$20,017

Depreciation and amortization	3,783	2,472

Adjusted EBITDA	$22,750	$22,489

Non-GAAP Measure:
We define Adjusted Operating Income as Operating Income adjusted for significant non-recurring events that affect comparability. The schedule above adjusts for a one-time restructuring charge and the timing difference of WrestleMania. Although these metrics are not recognized measures of performance under U.S. GAAP, Adjusted Operating Income and Adjusted EBITDA are presented for comparative purposes of the Company’s normalized performance. Adjusted Operating Income and Adjusted EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008

Net cash provided by operating activities	$47,318	$15,037

Less cash used in capital expenditures:
Purchase of property and equipment	(1,484)	(9,701)

Free Cash Flow	$45,834	$5,336

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.